CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Golub Group Equity Fund Prospectus dated May 30, 2013 in regard to our verification and performance examination services performed for The Golub Group, LLC’s compliance with the Global Investment Performance Standards (GIPS®).

/s/ Mel Ashland

Mel Ashland, CPA, PFS

Partner

Ashland Partners & Company LLP

525 Bingham Knoll, Suite 200

Jacksonville, OR 97530

May 28, 2013

GIPS® Verifications  •  Performance Examinations  •  Consulting

Audit and Attestation Services  •  SSAE No. 16 Exams  •  Tax Services